EXHIBIT 99.2


                 IMMUNOMEDICS COMPLETES $37 MILLION FINANCING

Morris Plains, NJ, April 29, 2005 - Immunomedics, Inc. (Nasdaq: IMMU) today announced that it closed a private placement of its 5% Senior Convertible Notes due 2008 and common stock warrants, which raised a total of $37.675 million. The notes and warrants were sold to qualified institutional buyers and institutional accredited investors. Lazard Freres & Co. LLC, investment banker to the company, served as lead placement agent with C.E. Unterberg, Towbin as co-placement agent.

"This financing comes at an important stage of our development. The funds will allow us to maximize our options as we prepare for pivotal trials of our lead product candidate, epratuzumab, in lupus patients. We can now dedicate substantial efforts toward the lupus trials independently, while at the same time we discuss support with potential global licensing partners. Information on this financing is available in the Investor Relations section on our website in a "Frequently Asked Questions format," commented Gerard G. Gorman, Vice President, Finance and Chief Financial Officer.

"Our goal is to bring to market as quickly as possible a product that potentially can help improve the quality of life for lupus patients. The details of our protocols have been finalized with the U.S. Food and Drug Administration
(FDA), the European Medicines Evaluations Agency (EMEA), and our principal clinical investigators, and we believe we are on schedule to initiate two pivotal phase III clinical trials in the first half of 2005. These trials will further evaluate the safety and efficacy of epratuzumab for the treatment of patients with moderate to severe lupus, a pervasive and often fatal disease that is in great need of new therapy options," said Cynthia L. Sullivan, President and Chief Executive Officer. "We are pleased with the support our investors have demonstrated by providing the funds necessary to further our overall growth strategy as we continue to evaluate potential strategic partnerships," she added.

The notes mature three years from the date of issuance, are convertible into company common stock at an initial conversion rate of $2.62 per share and bear interest at the rate of 5% per annum. If a note is converted or cancelled prior to maturity, the holder will be paid on the date of conversion or cancellation any interest that would have otherwise been earned during the three-year term. For each $1,000 principal amount of notes purchased, purchasers were granted a warrant to purchase approximately 76.39 shares of common stock. The warrants may be exercised only after the share increase described below, expire three years from the initial closing date and will be exercisable at $2.98 per share.

In addition to the funds raised in the offering, purchasers of the notes and warrants were granted an option to purchase up to an additional 20% principal amount of notes and warrants during the 120 day period following the closing which could result in additional gross proceeds to the Company of up to $7.535 million.

The notes and warrants have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Holders of the notes, warrants and common stock issuable upon conversion of the notes or exercise of the warrants may register their securities pursuant to a registration statement that the Company agreed to use its best efforts to file within 120 days and cause to be effective within 180 days of issue.

As soon as practicable, the Company intends to call a special meeting of its stockholders to request a 40 million share increase to its authorized common stock to include approximately 8.35 million additional shares required for conversion of all of the notes and exercise of all of the warrants issued at the initial closing. The Company had available at closing approximately 8.92 million shares of unrestricted authorized common stock, including shares formerly reserved for conversion of the Company's 3.25% Convertible Notes due 2006, which it will reserve for the conversion of the notes; at the initial conversion rate, the Company requires approximately 17.27 million, or 8.35 million additional shares of unrestricted authorized common stock to convert the notes and permit the exercise of warrants issued in the initial closing (the Company may require shares for conversion of notes or exercise of options if investors exercise the 20% option described above). Under the terms of the indenture pursuant to which the notes were issued, the Company is required within 120 days of the initial closing to obtain shareholder approval to increase the Company's authorized common stock by not less than 5.5 million shares or be subject to successive monthly increases in the interest rate, subject to a cap.

Immunomedics is a biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. It has developed a number of advanced proprietary technologies that allow the creation of humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, the company has built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Its portfolio of intellectual property is protected by approximately 90 issued patents in the United States, and more than 250 other issued patents worldwide.

This release, in addition to historical information, contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004. The company is not under any obligation, and the company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Immunomedics, Inc. will file a proxy statement with the SEC concerning the share increase described above. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by Immunomedics, Inc. free of charge by requesting them in writing from Immunomedics, Inc. at 300 American Road, Morris Plains, NJ 07950, Attention: Investor Relations, or by telephone at (973) 605-8200.

Company Contact: Chau Cheng, Associate Director, Investor Relations & Business Analysis, (973) 605-8200, extension 123. Visit the company's web site at http://www.immunomedics.com.